Exhibit 99.1

Celcuity Appoints Charles Romp to its Board of Directors

MINNEAPOLIS, February 12, 2026 — Celcuity Inc. (Nasdaq: CELC), a clinical-stage biotechnology company pursuing development of targeted therapies for oncology, today announced the appointment of Charles (Chip) R. Romp to its Board of Directors. Mr. Romp brings over 25 years of experience in the pharmaceutical industry to Celcuity, including leadership of sales teams and commercial organizations in the oncology setting.

“Chip brings a wealth of oncology-related commercial expertise to our Board,” said Brian Sullivan, Chief Executive Officer and co-founder of Celcuity. “Chip’s deep experience commercializing significant oncology drugs will provide valuable insight to Celcuity as we advance our programs and prepare for the potential approval and launch of gedatolisib later this year.”

Mr. Romp is currently Chief Executive Officer of Secura Bio, an integrated, commercial-stage pharmaceutical company dedicated to the worldwide development and commercialization of oncology therapies. Mr. Romp previously served as Executive Vice President, Commercial U.S., at Seagen, Inc., where he was a member of the Executive Committee and oversaw the company’s entire commercial organization before its sale to Pfizer. He joined Seagen in 2010 as one of its first commercial employees, where he managed the growth and expansion of ADCETRIS® (brentuximab vedotin), PADCEV® (enfortumab vedotin-ejfv), TUKYSA® (tucatinib), and TIVDAK® (tisotumab vedotin-tftv). Prior to Seagen, Mr. Romp held several senior sales leadership positions at Genentech, Inc, where he was responsible for both oncology and immunology products, including AVASTIN® (bevacizumab), RITUXAN® (rituximab), and XOLAIR® (omalizumab). Mr. Romp received a Bachelor of Arts from the University of Florida and an MBA from Saint Leo University in Florida.

“Gedatolisib has tremendous potential to enhance outcomes for women with breast cancer, which gives Celcuity a very significant opportunity to build an important franchise in oncology,” said Mr. Romp. “I am very excited to join the Board at this important moment in Celcuity’s history and work with Brian and the Board to share my experience commercializing a number of pathbreaking oncology therapeutics.”

About Celcuity

Celcuity is a clinical-stage biotechnology company pursuing the development of targeted therapies for the treatment of multiple solid tumor indications. The company’s lead therapeutic candidate is gedatolisib, a potent, pan-PI3K and mTORC1/2 inhibitor that comprehensively blockades the PI3K/AKT/mTOR (“PAM”) pathway. Its mechanism of action and pharmacokinetic properties are differentiated from other currently approved and investigational therapies that target PI3Kα, AKT, or mTORC1 alone or together. A Phase 3 clinical trial, VIKTORIA-1, evaluating gedatolisib in combination with fulvestrant, with or without palbociclib, in patients with HR+/HER2- advanced breast cancer (“ABC”), has completed enrollment, and the company has reported detailed results for the PIK3CA wild-type cohort. A Phase 3 clinical trial, VIKTORIA-2, evaluating gedatolisib plus a CDK4/6 inhibitor and fulvestrant as first-line treatment for patients with HR+/HER2- ABC, is currently enrolling patients. A Phase 1/2 clinical trial, CELC-G-201, evaluating gedatolisib in combination with darolutamide in patients with metastatic castration resistant prostate cancer, is ongoing. More detailed information about Celcuity’s active clinical trials can be found at ClinicalTrials.gov. Celcuity is headquartered in Minneapolis. Further information about Celcuity can be found at www.celcuity.com. Follow us on LinkedIn and X.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to the potential therapeutic benefits of gedatolisib; the size, design and timing of our clinical trials; our interpretation of clinical trial data; the ability of our data to support the filing of a new drug application (“NDA”) with the U.S. Food and Drug Administration (the “FDA”); our expectations regarding the timing of and our ability to obtain FDA approval under the Real-Time Oncology Review program and to commercialize gedatolisib; and other expectations with respect to gedatolisib. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “confidence,” “encouraged,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. The forward-looking statements included in this press release are based on management’s current expectations and beliefs which are subject to a number of risks, uncertainties and factors, including that our clinical results are based on an ongoing analysis of key efficacy and safety data and our interpretation of such data may change; unforeseen delays in the review of our NDA for gedatolisib; and our ability to obtain and maintain regulatory approvals to commercialize gedatolisib. In addition, all forward-looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2024, as such risks may be updated in our subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by these cautionary statements, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contacts:

Celcuity Inc.

Brian Sullivan, bsullivan@celcuity.com

Vicky Hahne, vhahne@celcuity.com

(763) 392-0123

Jodi Sievers, jsievers@celcuity.com

(415) 494-9924